SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 30, 2006

                                    MBIA INC.
             (Exact name of registrant as specified in its charter)

         Connecticut                  1-9583                06-1185706
(State or other jurisdiction       (Commission            (IRS Employer
       of incorporation)           File Number)         Identification No.)

                113 King Street,
                Armonk, New York                       10504

   (Address of principal executive offices)         (Zip Code)


               Registrant's telephone number, including area code:
                                  914-273-4545


                                 Not Applicable
          (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     The Company has entered into a letter agreement with C. Edward Chaplin pursuant to which Mr. Chaplin will serve as Chief Financial Officer of the Company and Vice Chair of its wholly owned subsidiary, MBIA Insurance Corporation and a member of its Executive Policy Committee. Under the agreement, Mr. Chaplin's initial annual base salary will be $500,000 and his annual bonus will be made at the Company's discretion (the bonus will be based primarily upon the Company's financial performance and upon individual performance factors). Mr. Chaplin will also be eligible to receive a long-term incentive cash award in 2007 (targeted at $225,000) and performance-based restricted stock in 2008 and 2009 (targeted at 5,000 and 7,500 shares respectively). Mr. Chaplin may be awarded performance shares in the future as approved by the Chief Executive Officer and the Company's compensation committee. Mr. Chaplin will receive five annual credits to the Company's Deferred Compensation and Excess Benefit Plan in the amount of $140,000 per year. The Company will provide Mr. Chaplin with relocation assistance.

     In addition to the compensation described above, and as an inducement to him to accept employment with the Company, Mr. Chaplin is entitled to receive sign-on incentives under the letter agreement. These incentives, which are designed to compensate Mr. Chaplin for the compensation that he will forfeit upon termination of employment with his prior employer, include (i) a cash bonus of $500,000, (ii) restricted stock with a value of $1,800,000 at the time of the grant (the actual number of shares awarded will be determined by the share price on the close of business on the effective date of the grant) that will vest 50% on the second anniversary and the remaining 50% on the fourth anniversary of the grant date, (iii) a grant of 37,500 stock options, with an exercise price that is not less than the closing price of the Company's shares on the date of grant, that will become 100% vested on the fifth anniversary of the grant date and will expire ten years from the date of grant, and (iv) to the extent Mr. Chaplin is prohibited from exercising any options from his prior employer or is otherwise not compensated therefore, the Company will issue to him three-year cliff-vesting restricted stock with a value, as of the grant date, equal to the spread value of such options on the date of Mr. Chaplin's termination of employment, not to exceed $1.5 million.

     The letter agreement further provides that if, within the first 18 months of his employment, the Company terminates Mr. Chaplin's employment for any reason other than cause, Mr. Chaplin will be entitled to a severance payment valued at $500,000 at the time of separation. In addition, the restricted stock and stock options awarded to Mr. Chaplin in connection with the commencement of his employment will immediately vest on the date of termination and the options will remain exercisable for one year from the date of termination.


ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

     Nicholas Ferreri is expected to step down as Chief Financial Officer as of June 26, 2006 and is expected to continue as an employee for up to two weeks to assist in the transition to Mr. Chaplin.

     Pursuant to the letter agreement with C. Edward Chaplin described above in
Item 1.01, Mr. Chaplin resigned as Director of the Company on May 24, 2006. Mr. Chaplin is expected to begin serving as the Company's Chief Financial Officer as of June 26, 2006. The terms of his employment agreement are described above in
Item 1.01.


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     Prior to his resignation, Mr. Chaplin had served as Director of the Company since 2002. Mr. Chaplin, 49, is a Chartered Financial Analyst who has been with Prudential Financial Inc. since 1983 and is currently responsible for capital and liquidity management, corporate finance, and banking and cash management. He is a member of Prudential's Financial Controls Committee, a management group supervising capital commitments, balance sheet and legal entity structure, and a member of the Investment Oversight Committee of Prudential's employee benefit plans. Mr. Chaplin is a member of the Board of Overseers of Rutgers University and of the Executive Leadership Council, a business group promoting workplace diversity. He holds a B.A. degree from Rutgers College and an M.A. degree from Harvard University.

     On May 30, 2006, MBIA Inc. issued a press release announcing Mr. Chaplin's resignation as a Director and his appointment as Chief Financial Officer as well as Mr. Ferreri's resignation. A copy of the press release is attached as Exhibit
99.1 to this Form 8-K.


ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

99.1   Press Release issued by MBIA Inc. dated May 30, 2006.

     This information is not deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any Securities Act registration statements.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             MBIA INC.



                                             By: /s/ Ram D. Wertheim
                                                 -------------------------------
                                                 Ram D. Wertheim
                                                 General Counsel

Date: May 30, 2006


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                   EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
                               Dated May 30, 2006


Exhibit 99.1         Press Release issued by MBIA Inc. dated May 30, 2006.